EXHIBIT 99.1

ePlus Reports Fourth Quarter and Fiscal Year 2019 Financial Results

Full Year Consolidated Gross Margin Increased 130-basis points to 24.1%

Fourth Quarter Ended March 31, 2019

•	Net sales decreased 1.3% to $325.4 million; service revenues increased 22.8% to $45.0 million; technology segment net sales decreased 1.9% to $313.2 million.
•	Adjusted gross billings increased 6.8% to $472.4 million.
•	Consolidated gross profit decreased 0.4% to $81.3 million.
•	Consolidated gross margin was 25.0%, an increase of 30 basis points.
•	Net earnings increased 69.2% to $15.1 million.
•	Adjusted EBITDA decreased 16.0% to $19.6 million.
•	Diluted earnings per share increased 72.3% to $1.12. Non-GAAP diluted earnings per share decreased 2.8% to $1.03.

Fiscal Year Ended March 31, 2019

•	Net sales decreased 3.3% to $1,372.7 million; service revenues increased 15.4% to $149.5 million; technology segment net sales decreased 3.2% to $1,329.5 million.
•	Adjusted gross billings increased 1.0% to $1,919.0 million.
•	Consolidated gross profit increased 2.1% to $330.4 million.
•	Consolidated gross margin was 24.1%, an increase of 130 basis points.
•	Net earnings increased 14.6% to $63.2 million.
•	Adjusted EBITDA decreased 2.3% to $100.4 million.
•	Diluted earnings per share increased 17.7% to $4.65. Non-GAAP diluted earnings per share increased 1.6% to $5.12.

HERNDON, VA – May 22, 2019 – ePlus inc. (NASDAQ:PLUS), a leading provider of technology solutions, today announced financial results for the three months and fiscal year ended March 31, 2019.

Management Comment

“Strong growth in adjusted gross billings and an industry-leading gross margin of 25% were the highlights of this year’s fourth quarter.  While product mix was not optimal and impacted gross profit in the fourth quarter, we closed the fiscal year well positioned for future growth in our key solution areas of cloud, security, and digital infrastructure.  We also continue to build an annuity-quality revenue base to support consistent revenue growth,” said Mark Marron, President and Chief Executive Officer.

“For fiscal 2019, consolidated gross margin increased 130-basis points to 24.1%, primarily reflecting a 15.4% increase in higher-margin services revenues, which accounted for 10.9% of total annual revenue. Services have increased at a CAGR of 24% over the last three years, reflecting the success of our strategy to provide innovative IT solutions to middle market and enterprise customers.

“To support customer demand for our solutions, we continue to make focused investments on consultative, technical and client facing resources, as well through strategic acquisitions,” noted Mr. Marron.

Fourth Quarter Results

For the fourth quarter ended March 31, 2019 as compared to the fourth quarter of the prior fiscal year:

Consolidated net sales decreased 1.3% to $325.4 million, from $329.9 million primarily due to a larger portion of our sales that were recognized on a net basis.

Technology segment net sales decreased 1.9% to $313.2 million, from $319.1 million. Service revenues increased 22.8% to $45.0 million, from $36.6 million.  Service revenues includes revenues from professional services, managed services, and staff augmentation.

Adjusted gross billings increased 6.8% to $472.4 million due, in part, to the acquisition of SLAIT Consulting, LLC in January 2019 as well as organic growth.

Financing segment net sales increased 14.2% to $12.3 million, from $10.7 million, due to an increase in transactional gains.

Consolidated gross profit decreased 0.4% to $81.3 million, from $81.6 million. Consolidated gross margin improved 30 basis points to 25.0%, compared with 24.7% last year, due to a shift in mix towards third-party maintenance and software subscriptions, as well as higher services revenues.

Operating expenses increased 5.8% to $66.8 million, from $63.1 million, primarily due to an increase in healthcare costs and additional expenses associated with the acquisition and operation of SLAIT Consulting, LLC in January 2019.

Consolidated operating income decreased 21.8% to $14.5 million.

Other income of $5.6 million includes receipt of distributions of $5.4 million from a customer’s bankruptcy case and $0.2 million of interest income and foreign currency gains.

Our effective tax rate for the current quarter was 24.8%, compared with 51.0% in the prior year quarter.  The higher effective tax rate in the prior year quarter was due to an adjustment to the remeasurement of our deferred tax assets and liabilities as a result of the Tax Cuts and Jobs Act.

Net earnings increased 69.2% to $15.1 million.

Adjusted EBITDA decreased 16.0% to $19.6 million, from $23.3 million.

Diluted earnings per share was $1.12, compared with $0.65 in the prior year quarter. Non-GAAP diluted earnings per share was $1.03, compared with $1.06 last year.

Fiscal Year 2019 Results

For the fiscal year ended March 31, 2019 as compared to the fiscal year ended March 31, 2018:

Consolidated net sales decreased 3.3% to $1,372.7 million, from $1,418.8 million.

Technology segment net sales decreased 3.2% to $1,329.5 million, from $1,372.8 million primarily due to an increase in sales reported on a net basis. Service revenues increased 15.4% to $149.5 million, from $129.5 million, due to an increase in managed services and staff augmentation.

Adjusted gross billings increased 1.0% to $1,919.0 million due, in part, to acquisitions completed during the year.

Financing segment net sales decreased 6.3% to $43.2 million, from $46.0 million due to a decrease in post contract earnings from the prior year’s early termination of several large leases, and the sale of off lease assets.

Consolidated gross profit increased 2.1% to $330.4 million, from $323.5 million. Consolidated gross margin improved 130 basis points to 24.1%, compared with 22.8% last year, due to a shift in mix towards third-party maintenance and software subscriptions.  Also contributing were higher product margins and service revenues.

Operating expenses increased 4.9% to $250.9 million, from $239.2 million, due, in part to increases in variable compensation, healthcare costs and software license and maintenance, as well as the expenses associated with the acquisitions of IDS in September 2017 and SLAIT Consulting in January 2019. Our headcount was 1,537, an increase of 277 or 22.0%, from 1,260 as of March 31, 2018, of which 256 was related to the acquisition of SLAIT Consulting, LLC.

Consolidated operating income decreased 5.6% to $79.5 million.

Our effective tax rate for fiscal year 2019 was 26.7%, compared with 34.3% in the prior year.  Our effective tax rate for fiscal year 2018 included a partial year of the lower U.S. federal statutory rate from the Tax Cuts and Jobs Act.

Net earnings rose 14.6% to $63.2 million.

Adjusted EBITDA decreased 2.3% to $100.4 million, from $102.8 million.

Diluted earnings per share was $4.65, compared with $3.95 in the prior year. Non-GAAP diluted earnings per share was $5.12, compared with $5.04 last year.

Balance Sheet Highlights

As of March 31, 2019, ePlus had cash and cash equivalents of $79.8 million, compared with $118.2 million as of March 31, 2018.  The decrease in cash and cash equivalents was primarily due to the purchase of SLAIT Consulting, LLC, increases in working capital in the technology segment, investments in our financing portfolio, and share repurchases.  Total stockholders' equity was $424.3 million, compared with $372.6 million as of March 31, 2018. Total shares outstanding were 13.6 million and 13.8 million on March 31, 2019 and March 31, 2018, respectively.

Summary and Outlook

“Looking ahead, market conditions remain favorable, and ePlus is entering our fiscal 2020 with many strategic and operational advantages,” noted Mr. Marron. “The industry continues to transition toward different types of consumption, subscription, and ratable revenue models, and within that environment, ePlus is well positioned to benefit, given our investment in these areas and our overall size and scale.   Additionally, we believe we are aligned closely with the solutions and services our customers need in today’s IT environment.  For example, security products and services represented 19.5% of adjusted gross billings, up from 18.6% in fiscal year 2018 and 16.1% in fiscal year 2017.  We expect security to continue to be an important growth  driver for us.

“The January acquisition of SLAIT Consulting boosted our geographic footprint in the Mid-Atlantic and extended our security consulting, staff augmentation, and managed services capabilities.  We continue to be disciplined in seeking out acquisitions to drive our strategy and expand our reach,” Mr. Marron concluded.

Recent Corporate Developments/Recognitions

•	On May 6-9th, ePlus hosted its 14th annual Transform sales and services meeting in Nashville, TN, with over 776 attendees including 79 vendor partners.
•	On May 7th, ePlus announced its Multi-Cloud Architecture Framework to help organizations design and optimize their enterprise architecture to support multi-cloud solutions.
•	On May 6th, ePlus announced that it expanded its Managed Services capabilities to support the Cisco Viptela SD-WAN Solution.
•	On March 13th, ePlus announced its wholly owned subsidiary, ePlus Technology inc., was named to the CRN ® 2019 Managed Service Provider (MSP) 500 list in the Elite 150 Category.
•	On February 19th, ePlus announced the completion of the Type 2 SSAE 18 exam for managed services and the OneSource family of software products.
•	On January 22nd, ePlus announced the acquisition of SLAIT Consulting, a Mid-Atlantic IT services provider.

Conference Call Information

ePlus will hold a conference call and webcast at 4:30 p.m. ET on May 22, 2019:

Date:	Wednesday, May 22, 2019
Time:	4:30 p.m. ET
Live Call:	(877) 870-9226, domestic, (973) 890-8320, international
Replay:	(855) 859-2056, domestic, (404) 537-3406, international
Passcode:	2767069 (live and replay)
Webcast:	http://www.eplus.com/investors (live and replay)

The replay of this webcast will be available approximately two hours after the call and be available through May 29, 2019.

About ePlus inc.

ePlus is a leading consultative technology solutions provider that helps customers imagine, implement, and achieve more from their technology.  With the highest certifications from top technology partners and expertise in key technologies from data center to security, cloud, and collaboration, ePlus transforms IT from a cost center to a business enabler.  Founded in 1990, ePlus has more than 1,500 associates serving a diverse set of customers in the U.S., Europe, and Asia-Pac.  The Company is headquartered at 13595 Dulles Technology Drive, Herndon, VA, 20171.  For more information, visit www.eplus.com, call 888-482-1122, or email info@eplus.com.  Connect with ePlus on Facebook at www.facebook.com/ePlusinc and on Twitter at www.twitter.com/ePlus.

ePlus. Where Technology Means More®.

ePlus® and ePlus products referenced herein are either registered trademarks or trademarks of ePlus inc. in the United States and/or other countries.  OneCloud is a trademark of OneCloud Consulting, Inc. in the United States and/or other countries.  The names of other companies and products mentioned herein may be the trademarks of their respective owners.

Forward-looking statements

Statements in this press release that are not historical facts may be deemed to be “forward-looking statements.”  Actual and anticipated future results may vary materially due to certain risks and uncertainties, including, without limitation, national and international political instability fostering uncertainty and volatility in the global economy including exposure to fluctuation in foreign currency rates, interest rates and downward pressure on prices; reduction of vendor incentive programs; and restrictions on our access to capital necessary to fund our operations; our ability to successfully perform due diligence and integrate acquired businesses; disruptions or a security breach in our or our vendor’s IT systems and data and audio communication networks; the possibility of goodwill impairment charges in the future; significant adverse changes in, reductions in, or losses of relationships with one or more of our largest volume customers or vendors; the demand for and acceptance of, our products and services; our ability to adapt our services to meet changes in market developments; our ability to implement comprehensive plans for the integration of sales forces, cost containment, asset rationalization, systems integration and other key strategies; our ability to reserve adequately for credit losses; our ability to secure our own and our customers’ electronic and other confidential information and remain secure during a cyber-security attack; future growth rates in our core businesses; the impact of competition in our markets; our reliance on third parties to perform some of our service obligations to our customers; the possibility of defects in our products or catalog content data; our ability to adapt to changes in the IT industry and/or rapid changes in product offerings, including the proliferation of the cloud, infrastructure as a service and software as a service; our ability to realize our investment in leased equipment; maintaining and increasing advanced professional services by recruiting and retaining highly skilled, competent personnel and vendor certifications; and other risks or uncertainties detailed in our reports filed with the Securities and Exchange Commission.  All information set forth in this press release is current as of the date of this release and ePlus undertakes no duty or obligation to update this information.

Contact:
Kleyton Parkhurst, SVP
ePlus inc.
kparkhurst@eplus.com
703-984-8150

ePlus inc. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)

	March 31, 2019	March 31, 2018
ASSETS		(as adjusted)

Current assets:
Cash and cash equivalents	$79,816	$118,198
Accounts receivable—trade, net	299,899	268,287
Accounts receivable—other, net	41,328	28,401
Inventories	50,493	39,855
Financing receivables—net, current	63,767	69,936
Deferred costs	17,301	16,589
Other current assets	7,499	23,625
Total current assets	560,103	564,891

Financing receivables and operating leases—net	59,032	68,511
Property, equipment and other assets	17,328	19,143
Goodwill	110,807	76,624
Other intangible assets—net	38,928	26,302
TOTAL ASSETS	$786,198	$755,471

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES

Current liabilities:
Accounts payable	$86,801	$106,933
Accounts payable—floor plan	116,083	112,109
Salaries and commissions payable	21,286	19,801
Deferred revenue	47,251	35,648
Recourse notes payable—current	28	1,343
Non-recourse notes payable—current	38,117	40,863
Other current liabilities	19,285	33,370
Total current liabilities	328,851	350,067

Non-recourse notes payable—long term	10,502	10,072
Deferred tax liability—net	4,919	1,662
Other liabilities	17,673	21,067
TOTAL LIABILITIES	361,945	382,868

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock, $.01 per share par value; 2,000 shares authorized; none outstanding	-	-
Common stock, $.01 per share par value; 25,000 shares authorized; 13,611 outstanding at March 31, 2019 and 13,761 outstanding at March 31, 2018	143	142
Additional paid-in capital	137,243	130,000
Treasury stock, at cost, 693 shares at March 31, 2019 and 467 shares at March 31, 2018	(53,999)	(36,016)
Retained earnings	341,137	277,945
Accumulated other comprehensive income—foreign currency translation adjustment	(271)	532
Total Stockholders' Equity	424,253	372,603
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$786,198	$755,471

ePlus inc. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended March 31,		Year Ended March 31,
	2019	2018	2019	2018
		(as adjusted)		(as adjusted)

Net sales
Product	$280,460	$293,232	$1,223,195	$1,289,307
Services	44,974	36,625	149,478	129,495
Total	325,434	329,857	1,372,673	1,418,802

Cost of sales
Product	216,662	228,212	952,464	1,023,590
Services	27,500	20,015	89,821	71,730
Total	244,162	248,227	1,042,285	1,095,320

Gross profit	81,272	81,630	330,388	323,482

Selling, general, and administrative expenses	62,683	59,989	237,082	228,127
Depreciation and amortization	3,574	2,835	11,824	9,921
Interest and financing costs	545	292	1,948	1,195
Operating expenses	66,802	63,116	250,854	239,243

Operating income	14,470	18,514	79,534	84,239

Other income (expense)	5,556	(347)	6,696	(348)

Earnings before taxes	20,026	18,167	86,230	83,891

Provision for income taxes	4,974	9,270	23,038	28,769

Net earnings	$15,052	$8,897	$63,192	$55,122

Net earnings per common share—basic	$1.12	$0.65	$4.70	$4.00
Net earnings per common share—diluted	$1.12	$0.65	$4.65	$3.95

Weighted average common shares outstanding—basic	13,391	13,620	13,448	13,790
Weighted average common shares outstanding—diluted	13,491	13,767	13,578	13,967

Technology Segment
	Three Months Ended March 31,			Year Ended March 31,
	2019	2018	% Change	2019	2018	% Change
	(in thousands)

Net sales
Product	$268,203	$282,502	(5.1%)	$1,180,042	$1,243,270	(5.1%)
Services	44,974	36,625	22.8%	149,478	129,495	15.4%
Total	313,177	319,127	(1.9%)	1,329,520	1,372,765	(3.2%)
Cost of sales
Product	214,726	226,451	(5.2%)	945,037	1,013,748	(6.8%)
Services	27,500	20,015	37.4%	89,821	71,730	25.2%
Total	242,226	246,466	(1.7%)	1,034,858	1,085,478	(4.7%)

Gross profit	70,951	72,661	(2.4%)	294,662	287,287	2.6%

Selling, general, and administrative expenses	59,913	56,142	6.7%	226,112	214,980	5.2%
Depreciation and amortization	3,569	2,834	25.9%	11,812	9,918	19.1%
Operating expenses	63,482	58,976	7.6%	237,924	224,898	5.8%

Operating income	$7,469	$13,685	(45.4%)	$56,738	$62,389	(9.1%)

Key Business Metrics
Adjusted gross billings	$472,391	$442,468	6.8%	$1,918,995	$1,899,685	1.0%
Adjusted EBITDA	$12,503	$18,422	(32.1%)	$77,202	$80,555	(4.2%)

Technology Segment Net Sales by Customer End Market
	Year Ended March 31,
	2019	2018	Change

Technology	22%	24%	(2%)
State & Local Government & Educational Institutions	17%	17%	-
Telecom, Media, and Entertainment	13%	14%	(1%)
Financial Services	15%	15%	-
Healthcare	15%	14%	1%
All others	18%	16%	2%
Total	100%	100%

Financing Segment
	Three Months Ended March 31,			Year Ended March 31,
	2019	2018	% Change	2019	2018	% Change
	(in thousands)

Net sales	$12,257	$10,730	14.2%	$43,153	$46,037	(6.3%)
Cost of sales	1,936	1,761	9.9%	7,427	9,842	(24.5%)
Gross profit	10,321	8,969	15.1%	35,726	36,195	(1.3%)

Selling, general, and administrative expenses	2,770	3,847	(28.0%)	10,970	13,147	(16.6%)
Depreciation and amortization	5	1	400.0%	12	3	300.0%
Interest and financing costs	545	292	86.6%	1,948	1,195	63.0%
Operating expenses	3,320	4,140	(19.8%)	12,930	14,345	(9.9%)

Operating income	$7,001	$4,829	45.0%	$22,796	$21,850	4.3%

Key Business Metrics
Adjusted EBITDA	$7,108	$4,923	44.4%	$23,213	$22,219	4.5%

ePlus inc. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP INFORMATION

We included reconciliations below for the following non-GAAP information: (i) Adjusted Gross Billings, (ii) Adjusted EBITDA, (iii) Segment Adjusted EBITDA, (iv) non-GAAP Net Earnings and (v) Non-GAAP Net Earnings per Common Share - Diluted.

We define adjusted gross billings as our technology segment net sales calculated in accordance with GAAP, adjusted to exclude the costs incurred related to sales of third-party maintenance, software assurance and subscription/SaaS licenses, and services.

We define Adjusted EBITDA as net earnings calculated in accordance with GAAP, adjusted for the following: interest expense, depreciation and amortization, share based compensation, acquisition and integration expenses, provision for income taxes, and other income. Segment Adjusted EBITDA is defined as operating income calculated in accordance with GAAP, adjusted for interest expense, share based compensation, acquisition and integration expenses, and depreciation and amortization. We consider the interest on notes payable from our financing segment and depreciation expense presented within cost of sales, which includes depreciation on assets financed as operating leases, to be operating expenses.

Non-GAAP net earnings and Non-GAAP net earnings per common share – diluted are based on net earnings calculated in accordance with GAAP, adjusted to exclude other income, share based compensation, and acquisition related amortization expense, and the related tax effects. The presentation of non-GAAP net earnings and non-GAAP net earnings per common share – diluted have been changed from prior period presentations to adjust our tax expense assuming a statutory income tax rate of 21.0% for U.S. operations.

Our use of non-GAAP information as analytical tools has limitations, and you should not consider them in isolation or as substitutes for analysis of our financial results as reported under GAAP. In addition, other companies, including companies in our industry, might calculate similar non-GAAP Adjusted Gross Billings, Adjusted EBITDA, non-GAAP Net Earnings and non-GAAP Net Earnings per Common Share - Diluted or similarly titled measures differently, which may reduce their usefulness as comparative measures.

	Three Months Ended March 31,		Year Ended March 31,
	2019	2018	2019	2018
	(in thousands)

Technology segment net sales	$313,177	$319,127	$1,329,520	$1,372,765
Costs incurred related to sales of third party maintenance, software assurance and subscription/Saas licenses, and services	159,214	123,341	589,475	526,920
Adjusted gross billings	$472,391	$442,468	$1,918,995	$1,899,685

	Three Months Ended March 31,		Year Ended March 31,
	2019	2018	2019	2018
	(in thousands)
Consolidated

Net earnings	$15,052	$8,897	$63,192	$55,122
Provision for income taxes	4,974	9,270	23,038	28,769
Depreciation and amortization [1]	3,574	2,835	11,824	9,921
Share based compensation	1,826	1,608	7,244	6,464
Acquisition related expenses	(259)	388	1,813	2,150
Other (income) expense [2]	(5,556)	347	(6,696)	348
Adjusted EBITDA	$19,611	$23,345	$100,415	$102,774

	Three Months Ended March 31,		Year Ended March 31,
	2019	2018	2019	2018
	(in thousands)
Technology Segment
Operating income	$7,469	$13,685	$56,738	$62,389
Depreciation and amortization [1]	3,569	2,834	11,812	9,918
Share based compensation	1,724	1,515	6,839	6,098
Acquisition and integration expenses	(259)	388	1,813	2,150
Segment Adjusted EBITDA	$12,503	$18,422	$77,202	$80,555

Financing Segment
Operating income	$7,001	$4,829	$22,796	$21,850
Depreciation and amortization [1]	5	1	12	3
Share based compensation	102	93	405	366
Segment Adjusted EBITDA	$7,108	$4,923	$23,213	$22,219

	Three Months Ended March 31,		Year Ended March 31,
	2019	2018	2019	2018
	(in thousands)
GAAP: Earnings before taxes	$20,026	$18,167	$86,230	$83,891
Share based compensation	1,826	1,608	7,244	6,464
Acquisition and integration expense	(259)	388	1,813	2,150
Acquisition related amortization expense [3]	2,388	1,800	7,423	5,978
Other (income) expense [2]	(5,556)	347	(6,696)	348
Non-GAAP: Earnings before taxes	18,425	22,310	96,014	98,831

GAAP: Provision for income taxes	4,974	9,270	23,038	28,769
Share based compensation	454	464	1,988	1,866
Acquisition and integration expense	(64)	112	522	621
Acquisition related amortization expense [3]	573	490	1,916	1,598
Other (income) expense [2]	(1,380)	100	(1,702)	101
Re-measurement of deferred taxes [4]	-	(1,753)	-	1,654
Adjustment to US federal income tax rate to 21%	-	(1,017)	-	(7,635)
Tax benefit on restricted stock	-	-	672	1,444
Non-GAAP: Provision for income taxes	4,557	7,666	26,434	28,418

Non-GAAP: Net earnings	$13,868	$14,644	$69,580	$70,413

	Three Month Ended March 31,		Year Ended March 31,
	2019	2018	2019	2018

GAAP: Net earnings per common share – diluted	$1.12	$0.65	$4.65	$3.95

Share based compensation	0.10	0.08	0.38	0.33
Acquisition and integration expense	(0.01)	0.02	0.09	0.11
Acquisition related amortization expense [3]	0.13	0.09	0.40	0.32
Other (income) expense [2]	(0.31)	0.02	(0.35)	0.01
Re-measurement of deferred taxes [4]	-	0.13	-	(0.12)
Adjustment to US federal income tax rate to 21%	-	0.07	-	0.54
Tax benefit on restricted stock	-	-	(0.05)	(0.10)
Total non-GAAP adjustments – net of tax	($0.09)	$0.41	$0.47	$1.09

Non-GAAP: Net earnings per common share – diluted	$1.03	$1.06	$5.12	$5.04

[1] Amount consists of depreciation and amortization for assets used internally.
[2] Interest income and foreign currency transaction gains and losses.
[3] Amount consists of amortization of intangible assets from acquired businesses.
[4] Tax benefit (expense) for the re-measurement of U.S. deferred income tax assets and liabilities at 21% federal income tax rate for
U.S. operations.